Exhibit 10.1

THIRD AMENDMENT
TO
EMPLOYMENT OFFER LETTER
FOR
THOMAS J. MCINERNEY
This third amendment (the “Amendment”) is effective as of November 17, 2021 and amends that certain employment offer letter, dated March 10, 2017 (the “Offer Letter”), and as amended on April 2, 2019 and December 3, 2020, between Altaba Inc. (the “Company”) and Thomas J. McInerney (“Executive”). Capitalized terms used in this Amendment that are not otherwise defined shall have the meaning ascribed to them in the Offer Letter.
WHEREAS, the Company and Executive are parties to the Offer Letter;
WHEREAS, in accordance with Section 11.1 of the Offer Letter, the Company and Executive may amend the Offer Letter; and
WHEREAS, the Company and Executive wish and intend to amend the Offer Letter in the manner set forth herein.
NOW THEREFORE, in consideration of the mutual covenants set forth herein, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree to amend the Offer Letter as follows:
1.	Section 2. “Termination” of the Offer Letter is hereby amended to include the following new Section 2.6:
2.6          Termination by Mutual Agreement.  This Agreement and your employment hereunder may be terminated by the mutual written agreement between you and the Company.  In the event your employment is terminated by mutual agreement, the payment and conditions to payment provided in Section 2.3 “Payment Upon Termination Without Cause or Good Reason Resignation” shall apply.  Notwithstanding the foregoing, in the event you are terminated for Cause before the mutually agreed to termination date, you will not receive the benefits provided in Section 2.3.
2.	The Company and Executive have mutually agreed to a termination date of December 31, 2021.
3.	Section 2.3 “Payment Upon Termination Without Cause or Good Reason Resignation” is hereby amended and restated in its entirety to include the following:
In the event of termination of your employment hereunder by you for Good Reason or by the Company without Cause, you shall be entitled to receive the Accrued Amounts and, subject to your compliance with your Proprietary Agreement and your execution of a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form annexed hereto as Exhibit “A” (the “Release”)  and such Release becoming effective upon the expiration of the Revocation Period (as defined in the

Release) the following, payable in a lump sum: (a) Base Salary of eighteen (18) months at your then applicable salary rate; (b) the pro-rated Annual Incentive Award (based on target levels); (c) an amount equal to your Target Annual Incentive Award; and (d) if you timely and properly elect health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or any similar state law, the Company shall reimburse you the monthly premium paid by you for coverage of yourself, your spouse, and children for a period of eighteen (18) months after the Termination Date.  Notwithstanding the foregoing, if the Company’s making payments under this Section 2.3 would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the “ACA”), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder), the parties agree to reform this Section in a manner as is necessary to comply with the ACA.
4.	Section 2. “Termination” of the Offer Letter is hereby amended to delete Section 2.3A in its entirety.
5.	The definition of “Final Order” included in the List of Certain Defined Terms is hereby deleted in its entirety.
6.
Except as set forth in this Amendment, the Offer Letter shall remain in full force and effect in accordance with its terms.  The Amendment and the Offer Letter as amended pursuant to the Amendment constitute the entire agreement between the Company and Executive with respect to the subject matter thereof.  This Amendment is entered into without reliance or any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.

7.
This Amendment shall be governed by, and construed in all respects by, the laws of the State of California, without reference to principles of conflicts of laws and each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in the State of California.

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date indicated above:

EXECUTIVE		THE COMPANY

By:	/s/ Thomas J. McInerney	By:	/s/ Arthur Chong

Name:	Thomas J. McInerney	Name:	Arthur Chong

Title:	Chief Executive Officer	Title:	General Counsel and Secretary

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